Exhibit 99.1

Egalet Reports Positive Top-Line Results from Category 1 Abuse Deterrence Studies Demonstrating Egalet-001 Resists Physical and Chemical Manipulation

—Study showed Egalet-001 has strong abuse-deterrent characteristics including resistance to one of the most common routes of morphine abuse, intravenous injection—

Wayne, Penn. — July 15, 2014 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced positive results from the Category 1 abuse deterrence study for Egalet-001, an abuse-deterrent, extended-release, oral morphine-based product in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.  The purpose of this study was to perform a comprehensive, laboratory assessment of physical and chemical manipulation of Egalet-001 and MS Contin® (morphine sulfate controlled-release) (“MS Contin”) based on Category 1 guidelines presented in the Food and Drug Administration’s (“FDA”) 2013 draft guidance.

In the study Egalet-001 demonstrated resistance to common forms of physical and chemical manipulation as compared to MS Contin. Egalet-001 resisted crushing in order to swallow, snort or smoke, and dissolving in order to inject which is one of the most common methods of abuse of morphine-based products. Egalet-001 displayed extreme resistance to crushing and grinding with all household tools used in the study, whereas the comparator was easily converted to a fine powder. Pre-treatment of Egalet-001 by thermal stressing did not alter its resistance to physical manipulation attempts. Egalet tablets resisted all extraction attempts and maintained extended release characteristics throughout the studies. Extreme gelling of Egalet-001 occurred with all aqueous solvents, indicating Egalet-001 will not be injectable.

“The study supports Egalet-001’s strong abuse-deterrent characteristics including, importantly, preventing the ability of the active pharmaceutical ingredient from being drawn into a syringe to be injected which is one of the most common methods of morphine abuse,” said Edward J. Cone, Ph.D., Principal Scientist, Drug Delivery and Abuse Deterrent Drug Products, Pinney Associates. “With prescription medication abuse as the number one cause of accidental death in the U.S., it is critical that we have prescription medicines that deter abuse and Egalet-001 demonstrates real promise to help fill that need.”

In this study an independent laboratory tested a number of household tools (electrical and non-electrical) in an effort to reduce the particle size for purposes of abuse. Extraction studies were conducted with a variety of common household solvents (e.g., water, vinegar and ethanol) and toxic solvents (e.g., acetone, methylene chloride). These results confirm tests previously conducted in Egalet’s laboratory that showed Egalet-001’s strong abuse-deterrence features. The full results will be presented at an upcoming scientific conference.

“With these positive Category 1 abuse deterrence study results, we continue to differentiate Egalet-001 from currently available oral morphine products,” said Bob Radie, Egalet’s president and chief executive officer. “Although no abuse-deterrent formulation is expected to prevent all forms of abuse, Egalet-001 is expected to present significant barriers to physical and chemical manipulations for purposes of abuse. With the ongoing prescription opioid abuse epidemic in the United States and no currently available abuse deterrent morphine-based products, we want to help safeguard against the unexpected and develop Egalet-001 to fill the void in the market.”

Egalet-001 uses Egalet’s proprietary Guardian Technology™ that has physical and chemical barriers intended to deter common methods of abuse. This formulation demonstrates substantial hardness intended to resist chewing, crushing and powdering for inhaling. In addition, the tablet has a gelling effect when hydrated with aqueous solvents to prevent injection.

About Egalet-001

Egalet’s lead product candidate, Egalet-001, is an abuse-deterrent, extended-release, oral morphine formulation in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. There are currently no commercially available abuse-deterrent formulations of morphine, and Egalet-001, if approved, could fill a significant unmet need in the marketplace. The Company developed Egalet-001 using Egalet’s Guardian Technology™ that combines physical and chemical properties to resist common methods of abuse such as crushing in order to swallow, snort or smoke, or dissolving in order to inject, with an emphasis on one of the most common methods of abuse of morphine-based products, which is abuse by injection. Egalet completed Phase 1 clinical trials of Egalet-001 and has ongoing pivotal trials to establish the bioequivalence of Egalet-001 to MS Contin, a currently approved oral morphine formulation. Egalet plans to submit an NDA for Egalet-001 in the fourth quarter of 2014.

Guardian Technology™

Egalet’s Guardian Technology was developed to provide peace of mind to physicians and patients by delivering medications that are commonly abused in an abuse-deterrent form. The proprietary technology combines physical and chemical properties to resist common methods of abuse such as crushing in order to swallow, snort or smoke, or dissolving in order to inject and alcohol dose dumping. The abuse-deterrent features of the Guardian Technology are generated by proprietary matrix technology and the unique injection molding manufacturing process employed to create the tablet. With the Guardian Technology, Egalet is developing products designed to resist specific routes of abuse. Egalet-001 was designed to resist common methods of abuse including the most common route for morphine via injection and Egalet-002 was designed to resist common methods of abuse including crushing and snorting—the most common routes of abuse for oxycodone.  Egalet anticipates filing a new drug application (NDA) for Egalet-001 by the end of 2014 and a NDA for Egalet-002 in the first half of 2016.

About Egalet

Egalet’s mission is to help ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities from the burden of abuse.

Prescription opioid abuse has reached epidemic levels in the United States, with 6.8 million current prescription drug abusers and drug abuse is now the leading cause of accidental death in the United States. With the majority of opioids abused in the United States originating from a prescription and most often coming from a friend or family, a safeguard against the unexpected is needed.  Egalet is committed to bringing peace of mind to the patients and physicians it serves by offering abuse-deterrent pain medications.  Using the proprietary Guardian Technology™ the Company has a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation.  The Guardian Technology is customized to resist specific routes of abuse that often occur with the underlying active pharmaceutical ingredient.  The Company’s lead program, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.  It was designed to resist common methods of abuse, including one of the most common routes for morphine via injection. With no abuse-deterrent formulations of morphine currently available, Egalet-001 which is in pivotal studies, if approved, could fill a significant unmet need in the marketplace. Egalet plans to file an NDA for this product in the fourth quarter of 2014.  Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet-002 was designed to resist common methods of abuse, including crushing and snorting the most common route of abuse for oxycodone. Egalet plans to file an NDA for Egalet-002 in the first half of 2016.  Egalet entered into a collaboration with Shionogi in November of 2013, to develop abuse-deterrent hydrocodone based products. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Egalet has a very strong IP position of 58 granted patents and is continually enhancing its proprietary position.  Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

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